Date:	February 22, 2017

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES FIRST QUARTER 2017 DIVIDEND

Danville, VA – American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, announced its Board of Directors has declared a quarterly cash dividend of $0.24 per common share, payable March 17, 2017, to shareholders of record March 3, 2017.
American National Bankshares Inc. considers the payment of appropriate dividends a vital part of its capital planning and management program. The Company adheres to a dividend policy based on a review of earnings, growth, capital and such other factors that the Board of Directors considers relevant to the dividend decision process.

About American National
American National is a multi-state bank holding company with total assets of $1.7 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 26 banking offices and two loan production offices. American National Bank also manages an additional $781 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

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